Exhibit 99.1

Behringer Harvard Acquires Stake in
Exclusive Bahamas Island and Resort Property

Private island development is first deal with affiliate of The Staubach Company

DALLAS, May 9, 2007 — Behringer Harvard announced today that it has acquired a significant interest in Royal Island, home of an ultra-luxury resort development under way in the Bahamas. The island is located near Harbour Island and North Eleuthera. The transaction is in partnership with Cypress Equities, an affiliate of The Staubach Company.

“Once developed, Royal Island should be well-positioned to become the premier luxury resort in the Bahamas,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “This one-of-a-kind opportunity is a unique and dynamic investment considering the ongoing demand for vacation homes and the current desire by many for an exclusive Caribbean vacation destination close to the United States mainland.”

The Royal Island investment is the first for Behringer Harvard in conjunction with The Staubach Company. “We have been exploring opportunities to work with Behringer Harvard over the past year or so,” said Roger Staubach, chairman and CEO of The Staubach Company, “and we are delighted to kick off our relationship with this distinctive project.”

Plans for the resort include an 18-hole Jack Nicklaus Signature Golf Course, one of 25 clubs worldwide that will be part of the Jack Nicklaus Golf Club program, allowing worldwide founding members the opportunity to stay in his resort home at each location. Royal Island also features world-class flats and deep-sea fishing, snorkeling, and scuba diving.

The planned development plans include a boutique hotel, which features 80 rooms and suites and 44 villa residences, that will complement the property’s 98 beachfront estate home sites, 102 villa lots and 15 town homes.  As part of the planned development, owners and guests of Royal Island would have access to a mixed-use village center, multiple restaurant venues, and beach clubs throughout the island.  A unique preview village is also in the works that will allow potential owners to stay overnight and experience Royal Island hospitality.

The heart of the island is its 140-acre harbor, one of the largest naturally protected deep-water harbors in the Caribbean. Royal Island’s marina can accommodate up to 200 slips and can host yachts over 300 feet in length. A high-speed yacht fueling station, customs office, and a marina village with shops and sidewalk cafés are also planned.

The island development is to be bordered by sandy beaches on the northern edge and includes 20- to 30-foot bluffs on the southern edge. In addition, the island’s exceptionally high elevations and 15 miles of coastline offer spectacular views that are found on few other

Bahamian islands.  The asset also includes two adjacent islands that are available for future development.

Royal Island is located 190 nautical miles from Miami and is readily accessible by both sea and air. The nearby North Eleuthera Airport receives regular commercial flights from Miami and Fort Lauderdale. In addition, Southern Air and Bahamas Air provide flights from Nassau, which can be reached directly from a number of U.S. and Canadian cities.

Royal Island will join the portfolio of Behringer Harvard Opportunity REIT I, Inc., which also owns equity and debt investments in assets located in California, Texas, Nevada, Minnesota, Massachusetts, Missouri, and Virginia.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate program opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

About Cypress Equities

Cypress Equities is the retail, resort, and mixed-use development affiliate of The Staubach Company.  Cypress is currently developing over $1.7 billion in projects across the country through its five development offices.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Jason Mattox	Allen Bourne
Richards Partners	Executive Vice President	Vice President - Marketing
katie_myers@richards.com	Behringer Harvard	Behringer Harvard
214.891.5842	jmattox@behringerharvard.com	abourne@behringerharvard.com
	866.655.3600	469.341.2318